Exhibit 99.2
Final Transcript
Event Duration: N/A
Conference Call Transcript
SUP – Q3 2005 Superior Industries Earnings Conference Call
Event Date/Time: October 27, 2005 / 1:00PM ET
CORPORATE PARTICIPANTS
Jeff Ornstein
Superior Industries — VP, CFO
Michael O’Rourke
Superior Industries — SVP, Sales & Admin
Steve Borick
Superior Industries — President, CEO
CONFERENCE CALL PARTICIPANTS
Brett Hoselton
KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
Chris Ceraso
Credit Suisse First Boston — Analyst
Darren Kimball
Lehman Brothers — Analyst
Rob Hinchliffe
UBS Warburg — Analyst
David Leiker
Robert W. Baird & Company, Inc. — Analyst
Jonathan Steinmetz
Morgan Stanley Dean Witter — Analyst
Mike Bruynesteyn
Prudential Equity Group, LLC — Analyst
Adam Comora (ph)
EnTrust Capital, Inc. — Analyst
Edwin Schloss (ph)
Schloss Associates — Analyst
PRESENTATION
Operator

Please stand by. Good day and welcome to the Superior Industries second quarter earnings teleconference. For opening remarks, I would like to turn the call over to Mr. Jeff Ornstein. Please go ahead, sir.
Jeff Ornstein — Superior Industries — VP, CFO
Thank you. Welcome. Any comments made in this webcast are subject to the safe harbor for forward-looking statements as defined by the private securities Litigation Reform Act of 1995. Actual results could differ materially because of issues and uncertainties that need to be considered in evaluating our financial outlook. We assume no obligation to update publicly any forward-looking statements. Issues and uncertainties that are of particular interest and significant to Superior at this time relate to global competitive pricing, decline in production of cars and light trucks, and the successful completion of our strategic and operating plans. Please refer to the Company’s 10-K for a complete writeup on this area.
The Company announced a third quarter loss of $500,000 or $0.02 per share on sales of 186.7 million. These third quarter results include an adjustment to increase our year-to-date tax provision by 414,000 which negatively impacted the third quarter by $0.02 a share. Unit wheel shipments were down almost 8% compared to last year’s third quarter which now brings wheel shipments down 11% year-to-date when compared to the nine months of '04. Obvious declines for the Company in the third quarter came from the important GM light truck platforms, the GMT 800, Denali Escalade trucks and Ford’s truck programs, namely the F-150, Explorer, and Expedition. The bright spots in the quarter were increases over last year’s performance came from newly designed Mustang, Chrysler Jeep, Dodge trucks, and our international business that was in total slightly increased from the prior year.
It goes without saying that even though these results were in line with previous estimates, as a management team, we are disappointed and dissatisfied with our financial performance in the third quarter. As we have discussed and predicted in our last call, the third quarter results were a function of low capacity utilization in our low cost and highly efficient Mexican facilities, continued erratic production schedules, and of course the effect of lower pricing of our product. The third quarter included significant new replacement product launch activity which in itself can create inefficiencies and operational volatility. Given the reduced pricing environment, it is much more difficult to offset the external and internal variables normally seen in any third quarter period.
This performance should not diminish, however, the very positive long-term actions management is taking at creating future value for the Company. For instance, in Mexico, our new plant construction is on track with a production start-up plan for mid '06. Rationalization of capacity in certain facilities is underway in order to move more effectively balanced utilization more favorably in the future. Recognizing this, however, this continues to be a moving target, especially with the large SUV vehicle segment, moreover, due to some isolated issues with others in our industries, we are seeing some short-term volume opportunities that could also benefit the Company in the near term, but these opportunities by no means indicate a trend change away from the globalization of our industry.
Also on a positive note for the third quarter, a diversification program yielded an increasing trend between non-Ford and GM customers. In total, GM and Ford represented 71% of our wheel shipments with DCX at 17% and international at 12%. The year-to-date percentages are similar. There has been some loss of business due to our reluctance to match pricing that does not yield any profitability particularly on 15 and 16-inch programs. There appears to be preliminary evidence that others in the wheel industry are having difficulty living up to the commitments at these very low prices. Certain government-owned or other Chinese entities without regard to cost have established these so-called best in class prices. And recently, you’ll have read that a high ranking official at an OEM stated they were buying aluminum wheels at $16. Obviously we cannot comment or verify the basis of that statement, but we can say that material costs alone for most aluminum wheels will cost that $16.
As you have already been told, our component product costs continue to be excessive. This has been caused by significant launch costs on new products, unplanned machine down time, high scrap, employee absenteeism and turnover as well as our inability to produce in accordance with established production standards. As you can appreciate, there is no quick fix solution for these issues, and every time we believe we’re on the right track toward improvement, we encounter unexpected setbacks. Management at every level is involved daily, and it remains our hope that we can provide you with a ready diagnosis and that you will begin to see improved results in this business segment. However, as we have stated in the past, if our actions do not bear fruit in the next 120 to 180 days, we were prepared to make major strategic decisions with regard to our component business going forward.
In general, we encourage — we are encouraged by the indications that our major customers are taking initial steps toward addressing key areas of their businesses to improve their long-term competitiveness. We see this as a potential long-term benefit for stronger suppliers such as Superior. However, in the short-term, the current product soft spot for GM and Ford light truck and SUV sales clearly exposes us to the production down side risk.

With little visibility into the complex macroenvironment of the future car and light truck sales as well as the energy market, we don’t really feel confident offering specific earnings guidance. However, in the fourth quarter of '05, superior appears likely, based on current volume estimates, to record substantially improved earnings compared to the third quarter of 2005. We will update publicly if it appears that consensus first call estimates materially differ from Company estimates as Q4 performance becomes clear.
Our Hungarian joint venture factory continues to decline somewhat due to increased global pricing pressures, particularly in the cast wheel area. We expanded our casting capacity about two years ago as we were successful in getting new business with Audi, BMW, Rover, Jaguar,VW, et cetera. However, it is extremely difficult to get new business today with any margin that makes sense. Competitors are bidding down prices to fill capacity even at a loss. We believe over the long-term this market condition is unsustainable. We are fully engaged in a strategic planning process, including meetings both here and in Hungary with our European partners in an ongoing process to develop marketing and operational approaches that make sense for this highly efficient facility.
In conclusion, these are tumultuous times for our industry, but we continue to follow through on our strategy for the future. We remain a highly valued supplier to Ford and GM and continue to grow at DCX and the international OEMs. We are driving down costs at our existing facilities, building capacity in low-cost regions, and making the tough decisions that are necessary to make our Company stronger in the long-term.
What I’d like to do now is quickly go over some detailed financial information for you. Our OEM wheel sales in the quarter were 178.288 million That was down 7.2% from 192.164 million. Year-to-date wheel sales then are 598.259 million compared to 648.502 a year ago, down 7.7%. The component business recorded sales of 9.3 million compared to 7.1 million or a 30% increase. Their year-to-date sales are up 48% at 27.745 million.
Our net income reported a loss of 501,000 or $0.02 and keep in mind that $0.02 was the tax adjustment year-to-date, so operating-wise we actually had a break even for the quarter. That compares to a $0.20 profit net income per share last year or 5.475 million. Year-to-date we’re at $0.50 per share or 13.279 million compared to $1.22 a year ago or 32.726 million.
Our OEMs had a bad quarter. The quarter in total in North America was down about 8%. However, if you look at Ford and GM, you’ll notice that they were down significantly more, Ford being down 14% in production and GM being down 20%. Looking at year-to-date, the 9 months to date, Ford was down over 20%, and GM was down over 20%. So the overall numbers in the industry are a bit misleading when we look at Superior because our major customers are down more and within that mix, the SUV and light trucks are down even greater.
Our utilization, we don’t give specifics, but obviously it was down and lower than it was a year ago. Our shareholders’ equity was at 602.671 million compared to 509.416 million. The current ratio is very strong at four to one. Our weighted average shares diluted for the quarter was 26.615 million compared to 26.753 million, and our weighted average shares for the year to date were 26.623 million compared to 26.857 million. Our actual number of shares outstanding today stands at 26.610 million and our shares a year ago stood at 26.637 million.
Our depreciation and amortization was 10.992 million compared to 9.919 million. Our year-to-date depreciation 32.902 million compared to 28.948 million and we expect depreciation to come in around 43 million for the year. Our Cap Ex was 21.256 million for the quarter, and that was substantially larger than a year ago at 8.8 million. So our year-to-date capital expenditures are now 65.781 million and that’s as against a budget of around 80 million for the year.
Interest income was up substantially as a result of higher interest rates to 1.3 million, and our joint venture equity income, as I reported earlier, was down to 1.3 million compared to about 1.7 million a year ago. Our joint venture then is — year-to-date is at 4.4 million compared to about 6.5 million a year ago. Our cash and short and long-term investments are at about 127 million, and again there is no debt on the balance sheet.
Finally, going over the balance sheet, our cash and short-term investments were 117.4. Accounts receivable 154.6. Inventories 82.4. Our current other assets were 16.3 million for a total current of 370.7 million. Our property plant and equipment net is at 310.7 million our other assets at 67.5 million for a total assets of 748.9 million. Accounts payable 48.2. Accrued expenses and income taxes were at 45.6 for a total current liabilities of 93.8. Our other long-term liabilities at 52.4 million, mostly deferred income taxes, and our shareholders equity as I reported earlier, 602.7 million for total liability and equity of 748.9 million. At this point, Jessica, we would be happy to take questions.
QUESTION AND ANSWER
Operator

Thank you, Mr. Ornstein. [OPERATOR INSTRUCTIONS] We’ll take our first question before Brett Hoselton with KeyBanc Capital Markets.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
Hey, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Good morning, Brett.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
How are you?
Jeff Ornstein — Superior Industries — VP, CFO
Very good. Thank you.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
I wanted to ask you about the Mexican expansion. Where are we at in the process at this point in time?
Jeff Ornstein — Superior Industries — VP, CFO
We’re very close. If you’ll be in Vegas next week, we’ve got a nice picture to show you. We’re very close to substantial occupancy which should come around the end of the year. We’ve got lots of equipment coming in. It’s a very high activity level, and we’re expecting that we’ll start making wheels in the first quarter. Keep in mind that will be a start-up process and will be going through all of next year and going up the production curve in terms of the number of wheels we make.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
So as you think about next year and you think about the number of wheels you’ll be making, capacity-wise, you’re looking at adding I think, what? Two million wheels there?
Jeff Ornstein — Superior Industries — VP, CFO
Right. But, remember, we won’t add them next year. But they’ll be available in '07.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
So, you think by the end of '06 you’d probably be at a 2 million run rate possibly?

Jeff Ornstein — Superior Industries — VP, CFO
Close to that probably, yes.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
Those wheels are going to be wheels from possibly another facility within the Superior chain?
Jeff Ornstein — Superior Industries — VP, CFO
No. We don’t believe that’s the case right now, although we are studying very carefully all our capacity. As I mentioned, we have plans underway to rationalize their capacity. But just to make it clear to everyone, it would be imprudent, not appropriate for me to announce anything specific even though that on an average basis you can take a look at this Company and say, gosh, you’re shipping this many wheels and you have 40% more capacity why don’t you just shut a plant down? That’s easy to say except every plant — seven of them have That’s easy to say except every plant — seven of them have 100 different wheel styles, and you can’t just, quote, shut a wheel plant down tomorrow.
Secondly, you’ve got hundreds, in some cases close to 1000 employees that are affected by all of this, so what we’re doing is carefully orchestrating a communication program working on pay to stay bonuses, whatever it is to continue the shipped product today in a very orderly manner so as not to disappoint our customer while at the same time, knowing that at a date certain in the future, we will have these plans in place.
Unfortunately, Brett, we just are unable at this date to share specifics with you, but rest assured that management is very high on our list. Plans are underway. We just can’t be discussing in public too many details.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
That’s fair. What kind of a timeframe do you think you might be able to start discussing publicly what you’re doing ?
Jeff Ornstein — Superior Industries — VP, CFO
Publicly announce I don’t know. But, I think you’ve cited the timetable very appropriately. As the Mexican plant continues to get up and we’re satisfied that it works — remember, it’s state-of-the-art. We don’t want to depend on it 100%. You always want to have back-up programs and always want to make sure you can always deliver, and another month or two is not going to matter in the scheme of things. It’s important we continue to deliver and get satisfied the new plant is operating. Then we have to assess what new opportunities are available to us. Because there are some as I mentioned. We take all that, and we come up with a schedule and we believe that, as we’ve said in the past, '06 will be kind of a transitional year for the Company.
We’ve got a lot of tough decisions. The management of this Company has a lot of projects working that are very major in scope. And we’d like to share every detail with you, but we just can’t, because they involve people. They involve lots of different things. We’ve got a lot of busy people working on discussions with our customers, for example, about where do I get a wheel? Unfortunately if a customer thinks of Superior as individual discrete plants because of our shipping point. Even though internally we can move a wheel from one plant to another. Not overnight obviously. Customers have to be notified. People have to be notified. It’s a pretty long arduous process, and so things will happen in '07. I cannot predict when we could announce publicly exactly what our steps are.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
As you think about the completion in '06 or I should say the complete ramp up in '06 and into '07 of the Mexican facility, what are your expectations beyond that Mexican facility? Is there an opportunity or possibility that you may look at another Mexican operation or an operation somewhere else? Is something currently in the thought process right now at Superior?

Jeff Ornstein — Superior Industries — VP, CFO
Absolutely. We’re constantly looking at that. There’s just so much uncertainty right now. There’s so much volatility, A, in production schedules, B, in our competitive situations in terms of their financial stability and all. So we’re in extensive discussions with both our customers and our marketing people and trying to come up with a plan that says, okay, here’s where we need to be in 18 months, 24 months from now. Obviously those specifics get less cloudy if you will. But, yes, we are pursuing lots of different thought processes in low cost regions.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
Do you see — changing gears and thinking about the Hungary facility, do you see any significant changes with regards to your participation in the Hungary facility? I know it hasn’t necessarily generated the income that you’ve seen in the past couple years or so, but is there any reason you’re going to change direction in the Hungary facility?
Jeff Ornstein — Superior Industries — VP, CFO
Let me just say a couple things. One is, the profit there is still good, it’s just that that market has gotten so price sensitive and so extremely price driven that it’s not something we want to expand into and compete. On the other hand, we have certain skills and differentiations, as you know, that could help us to grow that business in the existing facilities. There are no current plans to expand into that market, but we’re a low cost Hungary location. We’re a niche player. We’re very dependable and reliable. Our customers like us. It’s just that it’s never going to be a large presence there into that European market unless we see a major change such as any of these major European players that are deciding to give it up. We don’t see that.
Culturally European companies do a lot of business for pride. They’re not necessarily profit driven. They have the factory in the community, the presidents, the owners live in the community. They employ people. Their objectives are somewhat different than ours.
Brett Hoselton — KeyBanc Capital Markets/McDonald Investments, Inc. — Analyst
Very good. Thank you very much, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Thanks, Brett.
Operator
We’ll now hear from Chris Ceraso with Credit Suisse First Boston.
Chris Ceraso — Credit Suisse First Boston — Analyst
Can you hear me?
Jeff Ornstein — Superior Industries — VP, CFO
Yes. Hi, Chris.

Chris Ceraso — Credit Suisse First Boston — Analyst
I guess just a few questions. I noticed that the shipments were down more than the revenues for the wheels. Should we make anything of that? Was it just the timing of different programs coming on or did pricing get a little bit better in the quarter?
Jeff Ornstein — Superior Industries — VP, CFO
It really wasn’t that significant. The big increase in sales came from components. No, I wouldn’t make too much into that. The unit ships — the wheel sales were down 7.2. The units were down 7.8. There was a slight difference there. You always have a mix difference. Wheels are getting bigger. Aluminum wasn’t a major factor year-over-year, but you did have shift in the kinds of wheels you make and the different pricing programs et cetera.
Chris Ceraso — Credit Suisse First Boston — Analyst
So nothing important to read into that.
Jeff Ornstein — Superior Industries — VP, CFO
No. I don’t believe there’s anything we want to report on that mix.
Chris Ceraso — Credit Suisse First Boston — Analyst
Can you expand a little bit more? You made a brief comment about maybe a near term volume opportunity.
Jeff Ornstein — Superior Industries — VP, CFO
We’re not going to discuss that in specifics other than to say we’re in discussions with our customers every day. As you know, there is a wheel company in bankruptcy. What exactly happens with that company is not clear. So obviously the customers want to have backup when they have a company in bankruptcy and they’re dealing with a receiver as opposed to operating management. Those are the kinds of opportunities.
You have other companies that are divisions of large companies that may strategically decide to emphasize less their wheel business. The customer has to not only be -— price only matters. He’s changing a little bit because he’s seeing now that he’s got a weak supplier base. I think that was very clear in the two announcements we saw both with Ford and GM. They’re basically saying maybe we ought to select a few suppliers, work closely with them, partner with them. Not only will we get reliability and deliverability but maybe we can actually effectuate cost savings by giving these kind of companies more volume. I think they’re smartening up to that now and that’s becoming a different strategy. Obviously when corporate dictums like that come down, it doesn’t necessarily manifest itself in specific action plans at our Company, so I can’t discuss any further what they mean by that, but I think clearly there’s a shift going on at the OEMs. They’re starting to recognize that highly engineered parts — you’ve got to be a little careful when you just go out for price and source a wheel with a very weak competitor that may not be there a year from now.
Chris Ceraso — Credit Suisse First Boston — Analyst
Last question. You mentioned that you’d give us an update as the quarter went along —
Jeff Ornstein — Superior Industries — VP, CFO

Right.
Chris Ceraso — Credit Suisse First Boston — Analyst
— if the results were tracking better or worse than the prevailing guidance. How about through October? You’ve got one month of the quarter under your belt. Where do you stand relative to the current guidance?
Jeff Ornstein — Superior Industries — VP, CFO
I have nothing to report at this time. Keep in mind that first call can be misleading. For example, in the third quarter, I noticed that you had said that we missed our forecast. We actually beat it, because if you take the tax adjustment away, which was a year-to-date adjustment we kind of break even. If you take away the $0.16 forecast that was in there positive that was just a failure to update, you really were at about a $0.03 loss. Coming in at roughly break even was a slight favorable to first call. So, we’ve got to be a little careful with frist call; there’s no longer the time when I can call an analyst and say your numbers are out of line -— that’s a violation of FD, but you’ve got to recognize there are some people who fail to update for whatever reason. If we’re going to be materially different that that, which we are not right now, we will let you know.
Chris Ceraso — Credit Suisse First Boston — Analyst
Perfect. Thanks, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Thanks, Chris.
Operator
We’ll now hear from Darren Kimball with Lehman Brothers.
Darren Kimball — Lehman Brothers — Analyst
Hey, Jeff. How are you?
Jeff Ornstein — Superior Industries — VP, CFO
How are you, Darren?
Darren Kimball — Lehman Brothers — Analyst
Good. I’ve got a couple questions here. I was wondering if you could give us a little color on your unit volume expectations looking out over the next year. If not from the standpoint of what the North American field might be then from the standpoint of the net of what you’re winning and what you’re losing, because I understand there are a number of examples of both.
Jeff Ornstein — Superior Industries — VP, CFO

Yes. We’re right now in the planning process, heavily deep in it. And obviously I can give you several numbers and several scenarios. You need to tell me exactly what’s going to happen next year. Is the Delphi parts orders going to close GM down for a quarter? Is incentives going back on and car sales are going to go back up? Is some of our [Urslow] competitors going to finally say, “That’s it. I’ve had it and Superior better take this business back?” There’s so many variables right now that that’s why I’ve kind of adopted the — and I don’t mean to be elusive, but Ford and GM have come out and said they’re no longer going to forecast. That’s kind of the posture we’re going to have to take. Things are so volatile we’ll have to monitor and publicly disclose as much as we can whenever we know something’s materially different from what we’re seeing. I’m not trying to be elusive, but that’s unfortunately where we’re at.
Darren Kimball — Lehman Brothers — Analyst
What about aluminum wheel penetration? What kind of assumption would you make next year in that? Are we flat now?
Jeff Ornstein — Superior Industries — VP, CFO
Yes. I’d say it’s flattening to slightly up. It’s slightly increasing. We’re continuing to see they’re using the aluminum wheel as a sales tool on specialty trim lines, et cetera. Every once in a while they’ll call and say they’ve got a particular trim line they’re coming out with, a special edition or whatever. They want totally 100% aluminum chrome wheel or something like that. We’re seeing a lot of that in the short-term.
Darren Kimball — Lehman Brothers — Analyst
And the last one on volume, you were talking about GM and Ford being down 20% year-to-date.
Jeff Ornstein — Superior Industries — VP, CFO
Right.
Darren Kimball — Lehman Brothers — Analyst
That’s a reference to what? Your shipments to them?
Jeff Ornstein — Superior Industries — VP, CFO
No. Their production. Their shipments. I’m sorry. Oh. Our shipments. Yes.
Darren Kimball — Lehman Brothers — Analyst
So if your shipments are underperforming their overall build, that’s just mix?
Jeff Ornstein — Superior Industries — VP, CFO
Right. That’s the point I was trying to make. Right. Exactly.
Darren Kimball — Lehman Brothers — Analyst

On the capacity situation, I mean, I understand that you are substantially overcapacitized right now. I’m just trying to understand why you’re not considering consolidating two existing facilities into one, the sorts of things we’re seeing a number of other companies —
Jeff Ornstein — Superior Industries — VP, CFO
I don’t want to interrupt, but we haven’t said we’re not considering. We are involved deeply in an action plan to consolidate our facilities. I simply said that I cannot discuss publicly specifically which plants, how many people, who they are and whatnot only because it involves communication — employee communication, et cetera. The answer is, yes, we are consolidating our facilities. We are — [speakers overlapping] how else to say it? I can’t tell you which plant, and I can’t tell you what date.
Darren Kimball — Lehman Brothers — Analyst
Jeff, my question was really on the timing. The impression I’m getting — and maybe it’s completely wrong — is that nothing is going to happen until the end of '06 when the Mexican facility comes on. I just don’t know why we have to wait that long.
Jeff Ornstein — Superior Industries — VP, CFO
You have to wait that long to know what’s going on. But if you run a business, you have — let’s just take an example. You have a wheel here you make in plant A. Okay? You don’t overnight take that wheel and move it to another plant. It takes tools to make that plant. You have to order the extra tools. You have to move the plant. And then you say, well, this wheel’s going out in three months anyway. Why would you bother to make the expense of moving it to another plant? Why don’t we just let is run out. You’ve got another wheel that’s in high volume dealing with a particular customer. The customer says I don’t want you to move it. I love the service I’m getting from Y plant.
Every one of those decisions, let’s just say we target a plant that we’re going to close it down for sure. You go through it, and you cannot appreciate what goes into those decisions. You have to have closed the plant down before to know it. This is not an earthquake. It’s not a fire. We don’t go to our customer and say we’re not going to ship to you for three months because we’re in the process of closing down tomorrow. That’s the only reason.
We have a plan. We specifically targeted it. It takes that kind of time in our highly engineered product with a lot of investment in tooling, in facilities, et cetera and with customer relationships, with employee relationships, trust me. Go to any of the consulting firms and ask them what it takes to close a plant down, and you will get a 40-page document that tells you what needs to be done before you do it.
Darren Kimball — Lehman Brothers — Analyst
I understand it better now, thanks, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Okay. My pleasure.
Operator
We’ll now hear from Rob Hinchliffe with UBS.
Rob Hinchliffe — UBS Warburg — Analyst

Thanks. Hi, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Hey, Rob.
Rob Hinchliffe — UBS Warburg — Analyst
Talking about aluminum penetration rates, as we’re seeing the big three kind of shift more to these car-based sport-utility vehicles, are the aluminum wheel penetration rates on these new vehicles as high as they’ve been on, like, the Explorer, the traditional SUVs.
Jeff Ornstein — Superior Industries — VP, CFO
I would say yes. We don’t have any published figures yet. As you know, Wards comes out late. It’s always kind of a model year behind. We don’t get any current stuff. I would say — I’ll let our marketing guy comment. Most of these new vehicles are having 100% aluminum. Michael O’Rourke is here with me.
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
I would say absolutely the installation rates are right in the same frame as the big and mid-sized SUVs.
Rob Hinchliffe — UBS Warburg — Analyst
Okay. Jeff, you commented earlier that there are signs that some of the other aluminum wheel suppliers or wheel suppliers are starting to have some trouble. Any other examples? I mean, its it — the bankruptcy, I guess, has been around for a little while. Right? Are there other signs that companies are having a hard time.
Jeff Ornstein — Superior Industries — VP, CFO
Yes.
Rob Hinchliffe — UBS Warburg — Analyst
Can you sort of —
Jeff Ornstein — Superior Industries — VP, CFO
I don’t mean to be glib, but it’s just not appropriate for me to talk about it.
Rob Hinchliffe — UBS Warburg — Analyst
What gives you that sense?

Jeff Ornstein — Superior Industries — VP, CFO
If a customer comes to me and says— customer comes to Mike and said I’m worried about supplier Y, we can’t talk about that. That’s not appropriate.
Rob Hinchliffe — UBS Warburg — Analyst
Okay. Are you seeing it in terms of your pricing or your new business?
Jeff Ornstein — Superior Industries — VP, CFO
Well, I wish I could say that price only matters goes away. It really doesn’t. But when there is an emergency situation, we do get a bit of benefit because they’re more concerned about getting the wheels and price doesn’t come maybe as the first subject of conversation. It may be the last. As opposed to some new business a year or two from now. But we are seeing some signs. There are some, quote, emergency situations where they’ve gotten in a little trouble. We’ve seen this before. This cycle has — we’ve seen this in my 20 years here.
It tends to overexaggerate the price only matters, and we’ve got all these suppliers all around the world that we can ship wheels from, and then all of a sudden a couple of them disappoint the engineers or the stylist and they can’t be as responsive as we are and they start getting on the purchasing people’s case and say, look, these people just aren’t making deadlines. They aren’t committing to — they’re not making the weight target that we imposed on them. We just can’t handle it anymore. We’re getting close to launch time, and we’re getting nervous. That’s the kind of stuff we see. I obviously cannot discuss whether it’s XYZ company or ABC company.
Rob Hinchliffe — UBS Warburg — Analyst
The last one’s on the components business. Are we going to see actual action in 120 to 180 days with respect to a closure or sale or is that sort of when you make the decision?
Jeff Ornstein — Superior Industries — VP, CFO
No. No. I think it’s an ongoing process. We’re evaluating that daily. We are in discussions with that management. We are trying to get at why the losses, what the cause of it are, and working that process and seeing whether or not, as we reduce costs — we had a big layoff just 30 days ago in our overhead, and we’re seeing what the impact of that is and whether or not we can get there. We’re going to go to our customers for price relief hopefully after we do some analysis. There’s a lot of actions going on. It’s not just that we’re going to sit and wait and in a couple months we’re going to get up and say we’re closing it down. It’s a very [interative] ongoing process.
Rob Hinchliffe — UBS Warburg — Analyst
Do you think if — I mean, do you think that if — does it have value? I only ask that because you guys have had some trouble with it. But on the market if it were put on the block?
Jeff Ornstein — Superior Industries — VP, CFO
That’s difficult to tell. When you have a company that’s losing money, it’s very difficult to do a multiple of EBITDA when you don’t have an EBITDA. What value it has to somebody, I don’t know. There’s a lot of people out there trying to make investments in the auto business. It’s possible that somebody might see some value consolidating it with another operation. We are not at that point yet. so we haven’t explored that avenue to be able to intelligently answer that.
Rob Hinchliffe — UBS Warburg — Analyst
Thanks, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Thank you.
Operator
We’ll take our next question from David Leiker with Robert W. Baird.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Hi, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Hey, David.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
I want to try and talk a little bit about next year. I understand your comments you made earlier, but if we put it in the context that the industry is flat, the mix is flat, market share’s flat, just kind of flatlined with where we are right now, do you see, with your new business coming in and the T 800 changing over, that’s an environment where your earnings probably would be up next year versus this year. Wouldn’t they?
Jeff Ornstein — Superior Industries — VP, CFO
I would expect that if sales are the same and with the actions we’re taking, we could potentially be up next year. Very guarded comment.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
But that would all be margin growth?
Jeff Ornstein — Superior Industries — VP, CFO
Yes.
David Leiker — Robert W. Baird & Company, Inc. — Analyst

And then if we look out a little bit further — your business model is in transition here, so I don’t know that there’s really an answer to it, but when we look out at some sort of a targeted margin that you think you can get back to at some point three years or four years down the road, any idea or feel what that might be?
Jeff Ornstein — Superior Industries — VP, CFO
My crystal ball is getting cloudier, as I go out further. Clearly they could potentially be a lot better than they are today. I’d like to leave it at that.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Is that environment for that to be a lot better? In '07 or '08 '?
Jeff Ornstein — Superior Industries — VP, CFO
If we lower our overall costs by moving more production to lower cost regions, we’re doing it to improve margins. So I’m assuming we’re going to execute. That’s going to happen. That’s going to improve margins. What I don’t know is what’s happening to the customers. What I don’t know is what’s happening to energy. You’ve commented on that in the past. We had contracts, as you know, for energy that expire mostly — some expired in the fourth quarter here, a small portion, 10 or 20% of it. The rest of it expires in the mid of '06. And our contracts are 4 to $6.00, and their current rates could be as much as 12 to $15.00. That’s quite a hit in terms of energy. Will the customers reimburse us? Will we be able to — as you get on an airplane you get an energy surcharge, will we be able to go to a customer and have an energy surcharge? In this environment, I doubt it, but it’s something we don’t know the answer to.
There’s lots of stuff that you crank into this crystal ball, and that’s why it gets cloudier and cloudier. I’d just rather say that, A, we’ve had a tough year. B, '06 is going to be a transitional year. There’s a lot of decisions to make about a lot of major things, and we think '07 will be better. We’re here to say; we’re going to stay the course. We’ve got the good balance sheet. We don’t have those kind of worries. Our customers like us. We’re going to be a selected supplier. It’s a tough macroenvironment to be able to project what’s going to happen based on the volatility. We have things happen there are just — that will just amaze you. One day they’ll say they want twice as many wheels as we can make and the next week they’ll say they want half as many. It’s that volatile.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
I understand. So it sounds like meaningful improvement in margins in 2008 is kind of the earliest.
Jeff Ornstein — Superior Industries — VP, CFO
You said it. I can’t comment. Too far to look into my ball. Maybe '07. I don’t know. Maybe '08.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Thank you.
Operator
[OPERATOR INSTRUCTIONS] We’ll take our next question from Jonathan Steinmetz of Morgan Stanley.

Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
Good morning, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
Hi, Jonathan.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
I just wanted to follow-up on the last comment you made on energy. What percent of cost of goods does energy represent? I’m just trying to understand what you think the year-over-year delta could be if current rates persist.
Jeff Ornstein — Superior Industries — VP, CFO
10% of our labor and overhead costs. Rough order of magnitude just to give you a sense of it. Remember we’re a labor and overhead value-added kind of supplier. [Inaudible] We make our money on labor and overhead, and that’s about 10% as a rough order of magnitude.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
Okay. Second, on the components business, can you just share with us when you make this decision, what are the specific things you need to see here do you think to stay with the business and what would cause you in 120 or 180 days to say we need to change something here?
Jeff Ornstein — Superior Industries — VP, CFO
Let me be as specific as I can without being too specific, but the first step is we take a look at every product we’re making and we see whether or not there’s a profit. If there isn’t a profit, we have to make a decision. Do we go to our customer and ask for a price increase? If he cannot afford that, obviously he’ll ask us to resource it. What impact does that have on our overhead absorption? It’s that kind of thing.
Secondly, operationally, we’ve been in a firefighting mode. We’ve been concentrating on making sure we make deliveries in a quality regular basis. Now that we’re at a more steady state, can we start taking people out? Can we start making things more efficiently? Where we have seven in a department, can we operate at three? Can we realign the equipment in a way that makes it more efficient? Do we have twice as many people?
At the end of a day, do all those steps make a profitable business? And, two, you do a market study. We’re trying to determine whether or not there’s a long-term future for the replacement of aluminum with steel parts. The question has been so far it hasn’t happened. But will it happen in the future as gas continues to go up as it did with wheels? Back in the '70s, we at here and everybody says, oh, you’re a niche business. Wheels aren’t going to grow. I mean, I had a conference where someone said to me, oh, who would pay extra for wheels? As gas started going up and oil, we just exploded. We expected the same characteristics to happen in components. Componentry. You see it 100% on high end cars; your Mercedes, your Porsches,your Audis, your etc, BMWs, they all have 100% aluminum components. Will this happen to a Ford Taurus? Ford hasn’t really converted very much.
Those are all ingredients that go into our decision making. We have to get our shop in order and then determine whether there’s a business case or not, keeping in mind, Jonathan, that we are dealing with the same customers we’re dealing with on the wheel side. So we’re not going to turn around and tell a GM, I’m sorry. We can’t ship your parts anymore. That’s say that’s nice. You’re shipping us $300,000,000 of wheels. That’s a nice thing to do. So, it’s going to take some time even when we make the decision to get out of it. We’re going to have to work with our customers very carefully to make sure we don’t let anyone down at any point.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst

Okay. Understood. And you made some comments on some of the 15 and 16-inch wheels. Chinese makers were — there’s a lot of government influence and that sort of thing. I’m just trying to get a feeling. Do you think there are certain size wheels that a Chinese maker just logistically or physically would be unable to make going forward?
Jeff Ornstein — Superior Industries — VP, CFO
They’re able to make a mold. The question is how much does it cost to ship them? We’ve seen numbers that are astronomical for — let’s just take a 19-inch wheel. I’ve heard it could cost as much as $12 just for out-of-pocket shipping, never mind the logistics for the warehousing and all of that, the shipping and handling, changing the containers and all. The container you put the wheel in to ship it across the ocean is different than the container you ship to the customer. We don’t believe they can be competitive as the wheel sizes increase. Who knows? Maybe they’ll come up with some — something that will make them mesh — today we’re not competitive as the wheel size gets bigger.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
The last thing is about a year or year and a half ago, Jeff, you were at the forefront of talking about production schedule volatility. And you made a remark in your comments bout it now.Have you seen anything in the last few weeks on either the upside or down side that’s causing you to say it just got more volatile than it had been over the past two or months?
Jeff Ornstein — Superior Industries — VP, CFO
You’re right I’ve always been the guy that says, you know, you guys, you analysts get a production schedule from GM and Ford at the beginning of a quarter and I say it’s good for about 20 minutes. I think this current environment is even worse. I think they’re trying very desperately and appropriately to manage their production and inventories in a way that doesn’t bloat their inventories again. You know better than me that they’ve lived with an excessive inventory situation for an awful long time. They did some things this summer, in this third quarter, to get that inventory back in line. They don’t want to allow that to go back up again, and I don’t blame them. I wouldn’t either if I were them. Yes, I would think this period right now is a little more volatile. Mike wants to comment as well. He’s raising his hand.
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
One of the things I think that affects us in our product more than others is what they’re trying to do today, it seems, is really focused on what’s selling in the marketplace. We see line-up changes from week to week that are highly volatile. Things like this week 16-inch wheels at a certain level and next week forget the 16-inch. We’re going to go to 17-inch. So we’re definitely seeing that, and we expect we’re going to continue to see that throughout this quarter and into next year.
Jeff Ornstein — Superior Industries — VP, CFO
We’ve got major companies losing market share the way they’re doing, they’re going to do things very aggressively and quickly things that make the products sell. And as Mike says, we’re on a short lead time. Transmissions, motors, it’s a little harder to switch quickly. But, a wheel they can switch quickly to try to spur sales up.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
We’ve seen a pretty soft start to the first several weeks of October, especially on the truck side we think. Have you seen things within schedules in that period?
Jeff Ornstein — Superior Industries — VP, CFO

To be honest, October came in okay, about to be as expected. November and December is getting very volatile right now. That’s why I’m reluctant to give a forecast. I think we’re seeing more volatility in November and December.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
Thanks, Jeff.
Jeff Ornstein — Superior Industries — VP, CFO
You’re welcome.
Operator
We’ll now hear from Michael Bruynesteyn with Prudential Securities.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
Hey, Jeff, Mike. Could you please clarify whether or not the volumes from the Hungarian JV are included in your reported shipment volume changes?
Jeff Ornstein — Superior Industries — VP, CFO
They’re not. It’s a 50/50 subsidiary so that the Hungarian results are not consolidated. The one time I consolidate is when I’m at a conference to show diversification of customer base and we put a little footnote on the bottom to show that we do have these European customers. So I include it on a pie chart that I show on a Power Point, but I don’t include it in the results or comments I make here.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
Could you tell us what proportions of those wheels are coming back from the GMT800 or the output from the Hungarian plant going to North American customer versus European customers.
Jeff Ornstein — Superior Industries — VP, CFO
It varies from week to week. But, maybe 20 to 30%.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
Okay, great. Could you be a little more specific about some of the factors you expect to influence the fourth quarter — I understand you don’t want to put guidance out there, but what do you see as the drivers that might change versus what we’ve been seeing?
Jeff Ornstein — Superior Industries — VP, CFO

I think it was the last comment we just made. We’re just seeing an incredibly volatile release schedule. As you know, being in the biz, wheels are a short lead time, so the schedulers can kind of — next Monday morning, we can come in and see 200,000 drop in wheels, come in the following Monday and see 150 of them come back. It’s been that kind of environment, as Mike said. They’re just really trying to drive our schedule specifically with their sales just in time. I would say that’s probably the number one factor affecting our profit in the fourth quarter.
The plants are in good shape. We’ve executed on a program to get as much volume in Mexico as possible. That’s done. That won’t affect us in the fourth as it did in the third. So, no. That’s the big driver right now.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
There’s no change in yields or anything like that that you’re experiencing?
Jeff Ornstein — Superior Industries — VP, CFO
Oh, yes but they’ll all improved. We’ve put in action plans that we’ve told you, and we believe we’re getting into more of a managed steady state in most of our plants. We feel good about how our plants are operating. The plants that aren’t operating very well, we’re reducing the amount of output they have with the ultimate goal of closing them down.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
Right, right, right. Thank you, Jeff.
Operator
[OPERATOR INSTRUCTIONS] Next we’ll take a question from Adam Comora with EnTrust Capital.
Adam Comora — EnTrust Capital, Inc. — Analyst
Yes, hi. Thanks. Just two quick questions. The first is I haven’t heard you talk too much about pricing. What’s happening on some of the newer platforms you’re bidding out? I think you mentioned that you were starting to walk away from some things that probably didn’t make sense. How does that sort of impact our longer term outlook on volume and that sort of thing?
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
Jeff, do you want to —
Jeff Ornstein — Superior Industries — VP, CFO
Yes. I’ll let Mike O’Rourke comment on that.
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
The expectation especially in the long-term is that the pricing will be at globally competitive levels. That has not changed, and we don’t anticipate it’s going to change. What we are seeing is going out two or three years, wheel sizes continue to increase. Finishes playing much more of a role which we believe, long-term, does offer some opportunity for us because we have the ability to do a lot of these things inhouse where others don’t. Whenever there’s a program and you’re looking out into 2008 or 2009, definitely the focus is on a global competitive level. There’s no doubt; that has not changed.
Adam Comora — EnTrust Capital, Inc. — Analyst
Can you just remind us what is the global competitive level of pricing versus where we are today?
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
Well, as Jeff mentioned, a lot of it’s driven by what an OE would refer to as the best in class level. There’s a price they consider to be achievable with a viable supplier. That becomes their benchmark. So the benchmark is this is what we have to achieve. It depends on the program, the size, the finish, a lot of things, logistics to -— if that can be achieved every time. As we said before, today we believe in most cases we’re globally competitive. The market here in North America is a little different than what Jeff described in Europe where it’s, I would say, really not even viable in many cases. A lot of it’s driven by factors like size and finish, and we expect that to continue.
Adam Comora — EnTrust Capital, Inc. — Analyst
Is there any way you can give us an apples to apples? So if you looked at a wheel, you pick the style and finish today and what that, quote-unquote, global competitive level is as we look out a couple of years. Is it 10% lower than where we are today? 15%?
Jeff Ornstein — Superior Industries — VP, CFO
We’re not going to give specifics.
Adam Comora — EnTrust Capital, Inc. — Analyst
Fair enough. I just want to get clarity on that energy comment, you said it was 10% of the labor and materials? What is as a percentage of your overall cost of goods?
Jeff Ornstein — Superior Industries — SVP, Sales & Admin
It’s 10% of our labor and overhead, which would make it about 5% of our overall.
Adam Comora — EnTrust Capital, Inc. — Analyst
Perfect. Thanks a lot.
Jeff Ornstein — Superior Industries — SVP, Sales & Admin
Off the top of my head, yes.
Operator

We’ll now hear from Klaus Westlund with Schloss Associates.
Edwin Schloss — Schloss Associates — Analyst
Hello?
Jeff Ornstein — Superior Industries — VP, CFO
Hello.
Edwin Schloss — Schloss Associates — Analyst
Good morning. This is Edwin Schloss. My question is, with your pristine balance sheet, would it make sense to step up your share repurchase program considering your stock price is at historic lows or would it make more sense to use your excess capital to buy weaker competitors within the industry?
Jeff Ornstein — Superior Industries — VP, CFO
To answer your second question first, because that’s easier; buying a weaker competitor is usually a very difficult economic task. They’re in the wrong place. They’re mismanaged. It’s easier or better for us in this industry to just take that business over in our existing facilities which are adequate to do that.
As far as a stock buyback, the comments I have always made and will continue to make is the criticism of our shareholder base has always been that we’ve been too conservative. We believe that criticism will serve us well over the long-term. We are prudent and nd conservative when it comes to conservation of cash. We’ve just seen too much in our industry right now as a result of this turmoil and pricing and weakness that we need this resource to go forward and build new facilities and to expand and not to have to worry about sending a guy on a trip or build a new machine or be more efficient. We’re focused on cost reduction. So as a result, we have not been active in our stock buyback program. But there will come a point — and management has said that, when we will take another look at that, and we review that regularly.
Edwin Schloss — Schloss Associates — Analyst
The reason I bring it up is I do find quite often with management when things are bleak and the light isn’t — definitely the light is at the end of the tunnel, there’s a tendency to be sometimes a little bit too reluctant. When the stock has moved up considerably they decide to implement a major buy back. I can see where you’re coming from.
Jeff Ornstein — Superior Industries — VP, CFO
We kind of leave that discipline to yourselves. You’re the guys that know when stocks are going up and down. We try to focus on running the Company and provide the adequate resources for the worst possible case. There are companies out there in this automotive industry that are substantially bigger than us. Delphi tower, Collins and Aikman, et cetera, that thought the same thing and went out and spent money and figured there would always be enough money and someday it came home to roost. That’s our strategy is longer term. We don’t want to do any short-term. The other side of it is sure we could buy stock, but is it meaningful? Are we going to take a big chunk of our cash and use it up? I don’t think so. I think it makes more sense to do what we’re doing, building this New Mexican plant.
Edwin Schloss — Schloss Associates — Analyst

Thank you very much.
Operator
We’ll now take a follow up question from Jonathan Steinmetz with Morgan Stanley.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
I just want to follow on some of the pricing comments, Jeff. When we think forward to GMT900 for example versus 800, and you talk about this global pricing would you expect pricing as you refresh the program there to be flat, higher, lower? How would we look at that?
Jeff Ornstein — Superior Industries — VP, CFO
Maybe we’ll call Steve Gerski and ask him. Mike, you want to comment on that?
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
The focus on a global pricing level is not new. We’ve been at this game now intensely for the better part of three years, so I think I’d just answer it that way. The focus has been there, and they don’t look at just one part like a GMT 800 and then allow a higher price down the road on a replacement program. There’s — it’s a very fluid situation as these programs change, but their focus on global pricing is there every day.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
Just to be clear, I’m reading that as meaning lower. And until the new facility comes up, is there a lot you can really do to get the costs down?
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
Yes. I wouldn’t say it indicate as lower price level at all.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
Oh. Okay.
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
What I’m saying is we negotiate some pricing on programs coming out two years ago or whatever. So the pricing levels that you have there, they’re looking at current business in that light, too. Again driven by what they consider to be the global price levels.
Jonathan Steinmetz — Morgan Stanley Dean Witter — Analyst
Okay. Thank you.

Operator
[OPERATOR INSTRUCTIONS] We also have a follow-up question from David Leiker with Robert W. Baird.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Hello again.
Jeff Ornstein — Superior Industries — VP, CFO
Yes.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
When we look at the changeover here from the T 800, 900, what does that do to your business going forward? Is there a volume change on there? Is there a mix change? If you could give us some color on that, that’s right around the corner right now.
Jeff Ornstein — Superior Industries — VP, CFO
I’d say there’s always a mix change in that they’re offering typically more styles on a given platform to differentiate the various trim lines. You get into things like rampups and launches which are typically very volatile periods. That’s a very steady piece of business for us and a lot of other people in this industry. We expect it’ll continue to be.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Do you expect any penetration on that to increase from the current one?
Jeff Ornstein — Superior Industries — VP, CFO
That’s hard to say at this point. We can’t comment specifically on that.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
On a mixed case in terms of chrome and size of wheels, the 900 versus the 800, is there any change there?
Jeff Ornstein — Superior Industries — VP, CFO
Yes. They’re going to be bigger wheels.
Michael O’Rourke — Superior Industries — SVP, Sales & Admin
I don’t think there’s any question about that.

David Leiker — Robert W. Baird & Company, Inc. — Analyst
And then another one of these questions I don’t know there’s an answer for because there’s so many moving pieces. If you just kind of normalized your market, which is obviously in this environment hard to do, you have a track record and a past of growing 10% or so plus or minus production. Is that a level that’s again in an environment you assume everything is neutral. Is that a level that you could grow your revenue base?
Jeff Ornstein — Superior Industries — VP, CFO
There’s too many uncertainties. I’ll just repeat what you said. Gas price is going up. SUVs and big trucks, that’s our bread and butter. Is that going to go up, go down? I don’t know.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
I’m just trying to split the industry issues apart from your ability to continue to gain new business. I’m just trying to get that new business.
Jeff Ornstein — Superior Industries — VP, CFO
We feel confident in our ability to get new business, but I can’t comment specifically on how much that will be.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Is that at a pace that would be consistent with what you’ve seen in the past?
Jeff Ornstein — Superior Industries — VP, CFO
Yes.
David Leiker — Robert W. Baird & Company, Inc. — Analyst
Thank you.
Operator
We’ll now hear from Michael Bruynesteyn with Prudential Securities.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
In your press release, you mention an interests expansion opportunity that has emerged in developing markets. Can you elaborate on that a little bit, please?
Jeff Ornstein — Superior Industries — VP, CFO

Okay. That’s in the component side? Yes. We’ll be announcing something shortly on that. We’ve started shipping a new product for a new customer, and we just are getting permission from the customer to announce it. So you’ll see that in a week or so.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
So that’s on the component side.
Jeff Ornstein — Superior Industries — VP, CFO
Right. As well as the fact that I mentioned that our international shipments are up to 12% of our sales right now.
Mike Bruynesteyn — Prudential Equity Group, LLC — Analyst
Right. Thanks for clarifying that. Right. Okay, thanks for clarifying that.
Operator
[OPERATOR INSTRUCTIONS] We’ll pause for just a moment.
Jeff Ornstein — Superior Industries — VP, CFO
Okay. Jessica, sounds like the questions are over. I’m pleased to tell you all that Steve Borick is with me, and he’s going to make our closing remarks for us.
Steve Borick — Superior Industries — President, CEO
Thanks, Jeff. Well, I sat and listened to everybody, and I appreciate the fact that nobody asked me any questions because my guys answered them all terrifically. Strategically, the Company is in place to continue to move forward with initiatives that we have spent with my management team many long hours and days developing for our future. It is a certainly difficult time for Superior but an exciting time because of the position that we hold in the marketplace not only for our product but recognizing that what we’re doing for our future is developing a much better organization that will have not only the financial wherewithal but the ability to continue to work diligently with the OEMs.
I have spent a lot of time with senior management at the OEMs at the very top level. We are certainly considered their strategic partners, and we will continue to flourish based on that environment. Recognizing that there is going to continue to be cost pressure or, if you will, pricing pressure and cost pressure for that matter, we also recognize that the prices are at what I consider certainly rock bottom or, in some cases, and it has been voiced very clearly by me, unsustainable for the future. We recognize that there are competitors in our industry today that will not be here in the future, and we are in a position to take advantage of that, and we will do so where necessary.
The state of the art facility in Mexico that is being built is on track, as Jeff had mentioned, and I’m extremely excited about the facility in general and the concepts of what we’re doing that will really change our footprint in a lot of the ways that we manufacture our product for the future not only in how we do it but the size of our product and how we’re going to accomplish that on an efficiency basis.
Furthermore, I recognize that the component industry that we’re in is difficult at best, and we are doing everything — I am completely involved in that as I promised I would be — on a daily basis, asking a lot of very tough questions, thinking through the process. As Jeff said, we are going to make some decision in that certainly no longer than the next six months or so. And the idea is obviously to figure out how to continue to work toward making it a success. If that doesn’t work, we’ll do what’s necessary in order to stop the drain on our earnings.

I appreciate everybody’s continued support of Superior in what is certainly considered the most difficult times. And as our chairman has said to me from time to time, gee, I’m sorry that I brought you in at such a tough time and you’ve got to hold the load, and I take this job very seriously. I’m very challenged and excited about what Superior’s future is because we’ve got the team in place to accomplish the tasks necessary.
Again, I thank you all for your support. I think that’s it. Jessica.
Operator
That concludes today’s conference. Thank you for your participation, and have a wonderful day.